Exhibit 5.1

August 25, 2010

White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by White River Capital, Inc. (the “Company”) with the Securities and Exchange Commission, relating to the registration of up to an additional 50,000 shares of the common stock, without par value, of the Company (the “Common Stock”) under the White River Capital, Inc. Directors Stock Compensation Plan (the “Plan”), as such Plan may be amended from time to time.  In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when shares of Common Stock are issued in accordance with the Plan and as described in the Registration Statement, as the same may be amended, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws any states in which the Common Stock is deemed sold under the Plan, the Common Stock will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP
Barnes & Thornburg LLP